Exhibit 99


Joint Filer Information

Name:				Calamos Family Partners, Inc.

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:			John P. Calamos, Sr.

Issuer & Ticker Symbol:		Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:		05/26/2010 and 05/27/2010*

Signature:			By: /s/ John P. Calamos, Sr.
				    John P. Calamos, Sr.

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.